April 2009

Pricing Sheet dated April 23, 2009 relating to
Preliminary Terms No. 62 dated March 24, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Capital Protected Notes due April 30, 2012
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar
Brazilian real + Chinese renminbi + Hungarian forint + Indian rupee + Mexican peso + Turkish lira
PRICING TERMS – APRIL 23, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$4,493,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	April 23, 2009
Original issue date:	April 30, 2009 (5 business days after the pricing date)
Maturity date:	April 30, 2012
Principal protection:	100%
Interest:	None
Basket:	Basket Currencies	Weighting	Initial Exchange Rate	Reference Source
	Brazilian real (“BRL”)	16.6667%	2.2107	Reuters “BRFR”
	Chinese renminbi (“CNY”)	16.6667%	6.8295	Reuters “SAEC”
	Hungarian forint (“HUF”)	16.6667%	227.44	Reuters “ECB37”=(HUF/EUR)/(USD/EUR)
	Indian rupee (“INR”)	16.6667%	50.22	Reuters “RBIB”
	Mexican peso (“MXN”)	16.6667%	13.31315	Reuters “WMRSPOT10”
	Turkish lira (“TRY”)	16.6667%	1.6360	Reuters “ECB37”=(TRY/EUR)/(USD/EUR)
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	180%
Currency performance value:	With respect to each of the basket currencies: [(initial exchange rate / final exchange rate) – 1] x weighting
Initial exchange rate:	The exchange rate on the pricing date. See “Basket – Initial Exchange Rate” above.
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source.  See “Basket – Reference Source” above.

Valuation date:	April 19, 2012
CUSIP:	617482EW0
ISIN:	US617482EW06
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2.5%	97.5%
Total	$4,493,000	$112,325	$4,380,675
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990.00 per note.  Please see “Syndicate Information” on page 7 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 62 dated March 24, 2009
Prospectus Supplement for Currency-Linked Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.